Exhibit 10.01

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ENABLE GP, LLC

A Delaware Limited Liability Company

Dated as of

July 30, 2013

THE HOLDERS OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT ACKNOWLEDGE FOR THE BENEFIT OF ENABLE GP, LLC THAT THE MEMBERSHIP INTERESTS MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENABLE GP, LLC UNDER THE LAWS OF THE STATE OF DELAWARE, (C) CAUSE ENABLE GP, LLC TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (D) VIOLATE THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
ENABLE GP, LLC

A Delaware Limited Liability Company

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Enable GP, LLC (the “Company”), dated as of [●], 2013, is adopted, executed and agreed to, for good and valuable consideration, by CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), and OGE Enogex Holdings LLC, a Delaware limited liability company (“OGEH”). CERC and OGEH are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the name of the Company is “Enable GP, LLC”;

WHEREAS, the Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation (as it may be amended or restated from time to time, the “Certificate of Formation”), dated as of April 30, 2013, with the Secretary of State of the State of Delaware pursuant to the Delaware Act;

WHEREAS, on April 30, 2013, CERC entered into the Limited Liability Company Agreement of the Company;

WHEREAS, on May 1, 2013, the Parties entered into the Amended and Restated Limited Liability Company Agreement of the Company (the “Prior Agreement”);

WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety as set forth herein solely to reflect a change in the name of the Company and the Partnership (as defined below);

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Parties agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01    Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Adjusted Capital Account Deficit” means, with respect to any Economic Member, the deficit balance, if any, in such Economic Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Economic Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)    Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given such term in the introductory paragraph, as the same may be amended from time to time.

“Allocation Year” means (a) the Company’s taxable year for U.S. federal income tax purposes, or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction for U.S. federal income tax purposes.

“Alternate Director” has the meaning given such term in Section 9.02(b)(i)(B).

“Annual Budget” means a budget covering the operations of the Partnership Group for a calendar year, setting forth reasonable line item detail regarding anticipated expenditures, including: (a) estimated operating expenditures; (b) estimated capital expenditures; (c) proposed financing plans for such expenditures; and (d) such other items as the Board may deem appropriate.

“ArcLight” means Enogex Holdings LLC, a Delaware limited liability company.

“Audit Committee” has the meaning given such term in Section 9.09(d)(i).

“Audit Committee Independent Director” has the meaning given such term in Section 9.09(d)(i).

“Available Cash” means, with respect to any Quarter ending prior to a Dissolution Event,

(a) the sum of all cash and cash equivalents of the Company on hand on the date of the determination of Available Cash for such Quarter, less

(b) the amount of any cash reserves that are established by the Board to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Quarter and (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a Dissolution Event occurs and any subsequent Quarter shall equal zero.

“Board” means the board of directors of the Company.

“Bronco Entities” means, collectively, Bronco Midstream Holdings, LLC, a Delaware limited liability company, and Bronco Midstream Holdings II, LLC, a Delaware limited liability company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” shall mean the capital account determined and maintained for each Economic Member in accordance with Sections 7.05, 8.02 and 8.03.

“Capital Contribution” means any cash, cash equivalents or the net fair market value of contributed property that an Economic Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of an Economic Member.

“CERC” has the meaning given such term in the introductory paragraph.

“CERC Alternate Director” has the meaning given such term in Section 9.02(b)(i)(A).

“CERC Representative” has the meaning given such term in Section 9.02(b)(i)(A).

“Certificate of Formation” has the meaning given such term in the Recitals.

“Certified Public Accountants” means an independent public accounting firm registered with the Public Company Accounting Oversight Board selected from time to time by the Board.

“Change in Control” of any Person means (a) a person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of such Person, except in a merger or consolidation that would not constitute a Change in Control under clause (b) below, or (b) the Person consolidates or merges with another Person, other than any such consolidation or merger where (i) the outstanding Voting Securities of the subject Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the subject Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction in substantially the same proportions as their ownership of outstanding Voting Securities in the subject Person immediately prior to such consolidation or merger.

“Closing Date” means the date on which the transactions contemplated by the Master Formation Agreement are consummated.

“CNP” means CenterPoint Energy, Inc., a Texas corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the Securities and Exchange Commission.

“Common Units” has the meaning given such term in the Partnership Agreement.

“Company” has the meaning given such term in the introductory paragraph.

“Company Minimum Gain” means the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Conflicts Committee” has the meaning given such term in Section 9.09(d)(ii).

“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.

“Control Period” has the meaning given such term in Section 4.01(b).

“Deadlock” has the meaning given such term in Section 9.04(c).

“Deadlock Notice” has the meaning given such term in Section 9.04(c).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Director” or “Directors” has the meaning given such term in Section 9.02(a)(i).

“Dispute Response” has the meaning given such term in Section 9.04(c).

“Dissolution Event” means an event of dissolution of the Company pursuant to Section 16.01.

“Economic Member” has the meaning given such term in Section 3.01(a).

“Economic Units has the meaning given such term in Section 3.01(a).

“Encumbers,” “Encumbering” or “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by an Economic Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Economic Member and the Board, in a manner that is consistent with Section 7701(g) of the Code;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (i) the acquisition of additional Economic Units by any new or existing Economic Member in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Company to an Economic Member of more than a de minimis amount of property other than money as consideration for Economic Units; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Economic Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Economic Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and

(d) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board determines that an adjustment pursuant to the foregoing subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such Person, (с) all capitalized lease or leveraged lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment or (d) all “keep well” and other obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

“Indemnitee” means (a) any Member, (b) any Person who is or was a director, officer, fiduciary, trustee, manager or managing member of the Company, any Group Member or a Member, (c) any Person who is or was serving at the request of a Member as a director, officer, fiduciary, trustee, manager or managing member of another Person owing a fiduciary duty to the Company or any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (d) any Person who controls a Member and (e) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a natural person who meets the independence, qualification and experience requirements of the New York Stock Exchange or any other national securities exchange selected for the listing of the limited partner or other Equity Interests of the Partnership and the independence, qualification and experience requirements of Section 10A(m)(3) of the Exchange Act (or any successor law), the rules and regulations of the SEC and any other applicable law.

“Initial Budget” has the meaning given such term in Section 11.01.

“Initial Public Offering” means the first firm commitment underwritten, public offering of Common Units pursuant to a registration statement that is filed and declared effective under the Securities Act, with gross proceeds of at least $150 million.

“IPO Date” means the date on which an Initial Public Offering is consummated.

“Interim Chairman” has the meaning given such term in Section 9.02(a)(iv).

“Liquidator” has the meaning given such term in Section 16.02.

“Majority Interest” means greater than 50% of the outstanding Management Units.

“Management Member” has the meaning given such term in Section 3.01(a).

“Management Units” has the meaning given such term in Section 3.01(a).

“Master Formation Agreement” means that certain Master Formation Agreement dated as of March 14, 2013 among CNP, OGE and the Bronco Entities, and to which the Company and the Partnership are bound, as it may be further amended, supplemented or restated from time to time.

“Material Contract” shall mean (a) transportation agreements and storage agreements involving payments to or from any Group Member of at least $20,000,000 per year; (b) gathering agreements, processing agreements and natural gas purchase agreements involving net payments (i.e., after taking into account directly associated cost of goods or directly associated revenues from the sale of goods) to or from any Group Member of at least $20,000,000 per year; (c) construction and other services agreements in each case involving payments to or from any Group Member in excess of $20,000,000 per year; (d) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit, in any case for amounts in excess of $20,000,000 (other than contracts solely between or among the Group Members and interest rate swap agreements); (e) swap, derivative, hedging, futures or other similar agreements or contracts that result in an aggregate exposure to any Group Member in excess of $20,000,000; (f) real property leases calling for payments by any of the Group Members of amounts greater than $20,000,000 per year (other than rights-of-way and leases solely between or among the Group Members); (g) partnership or joint venture agreements (which do not include joint tariff or joint operating agreements); (h) contracts limiting the ability of any of the Group Members to compete in any line of business or with any Person or in any geographic area; (i) contracts relating to any outstanding commitment for capital expenditures in excess of $50,000,000; (j) contracts with any labor union or organization; (k) contracts not entered into in the ordinary course of the business of the Partnership Group other than those that are not material to the business of the Partnership Group; and (l) contracts that prohibit any Group Member from making cash distributions in respect of its equity interests, other than restrictions in the governing documents of such entity.

“Member” means any Person executing this Agreement as of the Closing Date as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company. A Member may be an Economic Member, a Management Member or both an Economic Member and a Management Member.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in
Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Member’s Owners” has the meaning given such term in Section 3.06(b)(v).

“Membership Interest” means the ownership interest of a Member in the Company, which may be evidenced by an Economic Unit, Management Unit or other Equity Interest or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“OGE” means OGE Energy Corp., an Oklahoma corporation.

“OGEH” has the meaning given such term in the introductory paragraph.

“OGEH Alternate Director” has the meaning given such term in Section 9.02(b)(i)(B).

“OGEH Representative” has the meaning given such term in Section 9.02(b)(i)(B).

“Omnibus Agreement” means that certain Omnibus Agreement dated the date hereof among CNP, OGE, ArcLight and the Partnership, as it may be amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the General Counsel or other inside counsel of, the Company or any of its Affiliates) acceptable to the Board.

“Ownership Percentage” shall mean, with respect to an Economic Member, the percentage obtained by dividing (a) the number of Economic Units owned by such Economic Member by (b) the total number of outstanding Economic Units owned by all Economic Members and, with respect to a Management Member, the percentage obtained by dividing (x) the number of Management Units owned by such Management Member by (y) the total number of outstanding Management Units owned by all Management Members.

“Partnership” means Enable Midstream Partners, LP, a Delaware limited partnership.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Enable Midstream Partners, LP dated as of May 1, 2013 among Enable GP, LLC, CERC, OGEH and ArcLight as it may be further amended, supplemented or restated from time to time.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Permitted Encumbrances” means (a) Encumbrances for taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Encumbrances (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances of public record (other than for indebtedness for borrowed money), (d) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, and (g) any Encumbrances created pursuant to construction, operating, maintenance or similar agreements.

“Permitted Transfer” means:

(a)    with respect to CERC, a Transfer by such Member of a Membership Interest to a wholly owned Subsidiary of CNP; and

(b) with respect to OGEH, a Transfer by such Member of a Membership Interest to a wholly owned Subsidiary of OGE;

provided that (i) with respect to Permitted Transfers by CERC, the Subsidiary Transferee remains a wholly owned Subsidiary of CNP (or any successor Person), at all times following such Transfer and (ii) with respect to Permitted Transfers by OGEH, the Subsidiary Transferee remains a wholly owned Subsidiary of OGE (or any successor Person), at all times following such Transfer, it being acknowledged that any Transfer resulting in the Subsidiary Transferee no longer being wholly owned shall be deemed a Transfer that is subject to the restrictions set forth in Article IV and Article V.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Prior Agreement” has the meaning given and term in the Recitals.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (d) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof; and

(f) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specially allocated pursuant to Section 8.03 shall not be taken into account in computing Profits or Losses.

“Proposed Transferee” has the meaning given such term in Section 5.02(d).

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the first fiscal quarter of the Company after the Closing Date, the portion of such fiscal quarter commencing after the Closing Date.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of May 1, 2013 among CERC, OGEH, ArcLight and the Partnership, as it may be further amended, supplemented or restated from time to time.

“Representative” has the meaning given such term in Section 9.02(b).

“Required Allocations” has the meaning given such term in Section 8.03(i).

“Restricted Period” means the period from the Closing Date until the IPO Date.

“ROFO Acceptance Notice” has the meaning given such term in Section 5.01(b).

“ROFO Accepting Members” has the meaning given such term in Section 5.01(b).

“ROFO Non-Selling Member” has the meaning given such term in Section 5.01(a).

“ROFO Notice” has the meaning given such term in Section 5.01(a).

“ROFO Offer Notice” has the meaning given such term in Section 5.01(b).

“ROFO Price” has the meaning given such term in Section 5.01(a).

“ROFO Seller” has the meaning given such term in Section 5.01(a).

“ROFO Units” has the meaning given such term in Section 5.01(a).

“ROFR Acceptance Notice” has the meaning given such term in Section 5.02(b).

“ROFR Non-Transferring Members” has the meaning given such term in Section 5.02(a).

“ROFR Offer” has the meaning given such term in Section 5.02(a).

“ROFR Period” has the meaning given such term in Section 5.02(a).

“ROFR Sale Price” has the meaning given such term in Section 5.02(a).

“ROFR Seller” has the meaning given such term in Section 5.02(a).

“ROFR Seller Notice” has the meaning given such term in Section 5.02(a).

“ROFR Units” has the meaning given such term in Section 5.02(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax Matters Member” has the meaning given such term in Section 14.03(a).

“Transfer” means, with respect to any Membership Interest, any direct or indirect transfer, sale, assignment, gift, Encumbrance, hypothecation, exchange or any other disposition by law or otherwise; provided, however, that any Transfer of all or substantially all the assets, or a Change in Control, of CNP or OGE shall not be a Transfer of Membership Interests. Without limiting the generality of the foregoing, any distribution, transfer, assignment or other disposition of any Membership Interest, whether voluntary, involuntary or pursuant to any dissolution, liquidation or termination of such Person, to such Person’s members, shareholders, partners or other interestholders shall constitute a “Transfer.” For the avoidance of doubt, any transfer, sale, assignment, gift, Encumbrance, hypothecation, exchange or other disposition of any interest in such Member, by such Member or any interestholder of such Member, shall be deemed to be an indirect Transfer of Membership Interests hereunder.

“Transferee” means a Person who has received Units by means of a Transfer.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Units” has the meaning set forth in Section 3.01(a).

“Voting Securities” of a Person shall mean securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

Section 1.02    Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The Board has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the Board and any action taken pursuant thereto and any determination made by the Board in good faith shall, in each case, be conclusive and binding on all Parties and all other Persons for all purposes.

(b) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

ARTICLE II. ORGANIZATION

Section 2.01    Formation.

CERC previously formed the Company as a limited liability company pursuant to the provisions of the Delaware Act, and the Members hereby amend and restate the Prior Agreement in its entirety. This amendment and restatement shall become effective on the date hereof. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Membership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.02    Name.

The name of the Company shall be “Enable GP, LLC.” The Company’s business may be conducted under any other name or names as determined by the Board. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board may change the name of the Company at any time and from time to time.

Section 2.03    Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at such place as the Board may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board determines to be necessary or appropriate.

Section 2.04    Purposes.

The purposes of the Company are (a) to act as the general partner of the Partnership (and acquire, hold and dispose of partnership interests and related rights in the Partnership) and only undertake activities that are ancillary or related thereto, (b) to act as a managing member or general partner of any Subsidiary of the Partnership that is a limited liability company or partnership and (c) in connection with acting in such capacities, to carry on any lawful business or activity.

Section 2.05    Powers.

The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.04 and for the protection and benefit of the Company or the Partnership Group.

Section 2.06    Term.

The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XVI. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.07    Title to Company Assets.

Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity and/or the Partnership Group, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.

ARTICLE III. MEMBERSHIP INTERESTS; UNITS

Section 3.01    Membership Interests; Additional Members.

(a)    The Members own Membership Interests in the Company that shall be represented by Economic Units (“Economic Units”) and Management Units (“Management Units”). Economic Units and Management Units are sometimes referred to collectively herein as “Units.” Holders of Economic Units and Management Units shall be referred to as “Economic Members” and “Management Members,” respectively. The Units shall be uncertificated, unless the Board determines to have the Company issue certificates for the Units. In exchange for each Economic Member’s Capital Contribution to the Company referred to in Section 7.01, the Company shall issue to each Economic Member the number of Economic Units set forth opposite such Economic Member’s name on Exhibit A. In addition, the Company shall issue to each Management Member the number of Management Units set forth opposite such Member’s name on Exhibit B.

(b) Economic Units shall represent an Economic Member’s interest in items of income, gain, loss and deduction of the Company and a right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement. Economic Members shall have no voting or designation rights with respect to their Economic Units.

(c) Management Units shall represent a Management Member’s right to vote on Company matters in accordance with the provisions of the Agreement and, subject to Section 4.01(d) and 9.02, designate Representatives. Management Members shall have no interest in items of income, gain, loss or deduction of the Company or any right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement with respect to their Management Units.

(d) For the avoidance of doubt, the undersigned intend for the holders of Management Units to be considered managers and not members or partners for federal income tax purposes with respect to such Management Units. Therefore, if one hundred percent (100%) of the Economic Units are held by one tax owner, the Company will be treated, as of such time, as a disregarded entity for federal income tax purposes pursuant to Treasury Regulation Section
301.7701-3.

(e) The Company may issue additional Membership Interests and options, rights, warrants and appreciation rights relating to the Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board shall determine in accordance with Section 9.04.

(f) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 3.01(d) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Board in accordance with Section 9.04, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may, or shall be required to, redeem the Membership Interest (including sinking fund provisions); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(g) The Board shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 3.01, (ii) reflecting the admission of such additional Members in the books and records of the Company as the record holder of such Membership Interest and (iii) all additional issuances of Membership Interests, in each case including amending this Agreement and Exhibit A and Exhibit B hereof as necessary to reflect any such issuance. The Board, acting pursuant to Section 9.04, shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. The Board shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any governmental agency.

Section 3.02    No Liability of Members.

The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.03    Withdrawal of Members.

No Member shall have any right to withdraw from the Company; provided, however, that when a Transferee becomes registered on the books and records of the Company as the Member with respect to the Membership Interest so transferred, the transferring Member shall cease to be a Member with respect to the Membership Interest so Transferred.

Section 3.04    Record Holders.

The Company shall be entitled to recognize the Person in whose name any Membership Interest is registered on the books and records of the Company as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline of any governmental agency.

Section 3.05    No Appraisal Rights.

No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 3.06    Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member that:

(a) Power and Authority. Such Member has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by such Member of this Agreement have been duly authorized by all requisite action on the part of such Member, and no other action or proceeding on the part of such Member or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement.

(b) No Conflicts. Neither the execution and delivery by such Member of this Agreement, nor the performance by such Member under this Agreement will (i) violate, conflict with or result in a breach of any provision of the governing documents of such Member; (ii) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any material agreement or arrangement to which it is a party or by which it is, or its assets are, bound; (iii) result in the creation of an Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of such Member; or (iv) violate or conflict with any law applicable to such Member.

(c) Contributed Property. All property, assets or interests contributed to the Company by such Member, and any property thereafter to be contributed to the Company by such Member, has been or will be duly and lawfully acquired.

(d) Investment Intent. Such Member is acquiring the Membership Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Member (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Membership Interests and is capable of bearing the economic risks of such investment. Such Member is aware that the Membership Interests have not been registered, and will not be registered, under the Securities Act or under any state or foreign securities laws.

(e) No Registration Rights. Such Member is aware that only the Company can take action to register Units in the Company under the Securities Act, and that the Company is under no such obligation and does not propose or intend to attempt to do so.

(f) Transfer Restrictions. Such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Units, and such Member will not seek to effect any Transfer other than in accordance with such restrictions.

(g) Accredited Investor. Such Member and each member, shareholder or other equity holder of such Member (collectively, “ Member’s Owners ”), is, and at such time that it makes any additional Capital Contributions to the Company will be, an “accredited investor” (as such term is used in Rule 501 under the Securities Act), is able to bear the economic risk of its investment in the Membership Interests and has sufficient net worth to sustain a loss of its entire investment in the Company without economic hardship if such loss should occur.

(h) Access to Information. Such Member and, if applicable, each of such Member’s Owners has had an opportunity to ask questions and discuss the Company’s business, management and financial affairs with the Company, and such questions were answered to its satisfaction. Such Member and, if applicable, each of such Member’s Owners acknowledges that it is familiar with all aspects of the Company’s business.

ARTICLE IV. TRANSFERS OF UNITS

Section 4.01    Transfers Generally.

(a) No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV and Article V. No Transfer of any Membership Interests shall be made if such Transfer would (i) violate the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (iv) constitute a breach or violation of, or a change of control or event of default under, any credit agreement, loan agreement, indenture, mortgage, deed of trust or other similar instrument or document governing Indebtedness of the Company or any Group Member. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article IV and Article V shall be, to the fullest extent permitted by law, null and void, and the Company shall have no obligation to recognize any such Transfer or purported Transfer.

(b) From the execution hereof until the date that is the third anniversary of the Closing Date (the “Control Period”), no Membership Interest shall be Transferred, in whole or in part, except for a Permitted Transfer in accordance with the applicable provisions of this Article IV.

(c) Following the Control Period, no Membership Interest shall be Transferred, in whole or in part, except for (i) a Permitted Transfer in accordance with the applicable provisions of this

Article IV or (ii) subject to Section 3.4(c) of the Partnership Agreement, Transfers in accordance with the applicable provisions of Article V and this Article IV.

(d) Notwithstanding any other provision of this Agreement, during and following the Restricted Period, no Member may Transfer less than all of the Membership Interests held by such Member. A Management Member’s right to designate Representatives, as provided in Section 9.02(b), shall not be assigned or Transferred (including in a Permitted Transfer) except as part of a Transfer permitted under the terms of this Agreement to one Transferee of all of the Member’s Units with respect to which such Management Member expressly elects in writing delivered to the Company prior to such Transfer that such Management Member will transfer such right to designate Representatives to such Transferee in connection with such Transfer.

(e) No Transfer (including a Permitted Transfer) may be undertaken unless and until the following have occurred: (i) the proposed Transferee shall have agreed in writing to be bound by the terms of this Agreement and provided to the Board its name, address, taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns or reasonably requested by the Board and (ii) the Member proposing to make such Transfer shall have delivered to the Company an Opinion of Counsel (reasonably acceptable as to form, substance and identity of counsel to the Company) that no registration under the Securities Act is required in connection with such Transfer (unless the requirement of an opinion is waived by the Board).

(f) By acceptance of the Transfer of any Membership Interest in accordance with this Article IV and Article V, the Transferee of a Membership Interest shall be admitted as a Member with respect to the Membership Interests so Transferred to such Transferee when any such Transfer or admission is reflected in the books and records of the Company.

(g) Each Member making a Transfer shall be obligated to pay his or its own expenses incurred in connection with such Transfer, and the Company shall not have any obligation with respect thereto. Each Member making a Transfer shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with such Transfer and the admission of the Transferee as a Member, including the legal fees incurred in connection with the legal opinions referred to in Section 4.01(e).

Section 4.02    Specific Performance.

The Members acknowledge and agree that an award of money damages would be inadequate for any breach of the provisions of this Article IV and Article V and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the Members agree that, in the event of any breach or threatened breach of this Article IV and Article V by a Member, the Members, to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance; provided such Member is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Article IV and Article V but will be in addition to all other remedies available at law or equity to each of the Members.

ARTICLE V.
RIGHTS UPON A PROPOSED TRANSFER

Section 5.01    Right of First Offer.

(a) Following the Control Period, except for a Permitted Transfer, no Membership Interest shall be Transferred unless the provisions of this Section 5.01 or Section 5.02 are first complied with. If a Member (the “ROFO Seller”) wishes to solicit proposals from third parties to acquire all, but not less than all, of the ROFO Seller’s Units, the ROFO Seller shall first provide a notice (the “ROFO Notice”) to the other Member, with a copy to the Company, containing: (i) the number and class of Units proposed to be transferred (the “ROFO Units”) and (ii) a request for the other Member (the “ROFO Non-Selling Member”) to specify the purchase price (the “ROFO Price”) and other terms and conditions on which the ROFO Non-Selling Member is willing to purchase the ROFO Units.

(b) Within 30 days after receiving the ROFO Notice, the ROFO Non-Selling Member (the “ROFO Accepting Member”) may elect (the “ROFO Offer Notice”) to purchase all, but not less than all, of the ROFO Units. The ROFO Offer Notice shall specify the ROFO Price and other terms and conditions on which the ROFO Accepting Member is willing to purchase the ROFO Units. If the ROFO Accepting Member submits a ROFO Offer Notice within the time period specified herein, the ROFO Seller shall have 30 days from the date it received the ROFO Offer Notice to elect (the “ROFO Acceptance Notice”) to accept the ROFO Accepting Member’s offer to purchase the ROFO Units.

(c) If the ROFO Seller accepts the ROFO Accepting Member’s offer, the ROFO Accepting Member must purchase the ROFO Units in the manner, and subject to the terms and conditions, described in Section 5.01(d). If the ROFO Seller does not accept the offer from the ROFO Accepting Member or fails to make such election within 30 days after receiving the ROFO Offer Notice, the ROFO Seller may, during the next 120 days, Transfer the ROFO Units to a third party Transferee (i) at a purchase price not less than 105% of the ROFO Price and upon terms no more favorable to the proposed transferee than those specified in the ROFO Notice and (ii) subject to the applicable terms and restrictions of this Agreement, including Article IV.

(d) Sales of the ROFO Units to the ROFO Accepting Member pursuant to this Section 5.01 shall be made at the offices of the Company within 60 days of the delivery of ROFO Acceptance Notice, or on such other date as the parties may agree. Such sales shall be effected by the ROFO Seller’s delivery of the ROFO Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and securities laws), to the ROFO Accepting Member, against payment to the ROFO Seller of the ROFO Price by the ROFO Accepting Member and on the terms and conditions specified in the applicable ROFO Offer Notice.

Section 5.02    Right of First Refusal.

(a) Following the Control Period, except for a Permitted Transfer, no Membership Interest shall be Transferred unless the provisions of this Section 5.02 or Section 5.01 are first complied with. A Member (a “ROFR Seller”) who receives an unsolicited bona fide offer from a third party for a Transfer of all, but not less than all, of the ROFR Seller’s Units, and the ROFR Seller wishes to accept such offer, the ROFR Seller shall first provide a notice (the “ROFR Seller’s Notice ”) to the other Member (with a copy to the Company) containing: (i) the number of Units proposed to be Transferred (the “ROFR Units”) and the per Unit purchase price offered therefor, which may only be in cash (the “ROFR Sale Price”), and (ii) the material terms and conditions of such proposed Transfer. Delivery of the ROFR Sellers’s Notice to the other Member (the “ROFR Non-Transferring Member”) shall constitute an offer (a “ROFR Offer”) by the ROFR Seller to sell the ROFR Units at the ROFR Sale Price to the ROFR Non-Transferring Member, which shall remain outstanding for a period of thirty (30) days after the delivery of the ROFR Seller’s Notice (subject to extension as provided below, the “ROFR Period”).

(b) During the ROFR Period, the ROFR Non-Transferring Member shall have the right to accept the ROFR Offer by delivering a notice to the ROFR Seller (a “ROFR Acceptance Notice”), with a copy to the Company, of its acceptance of the ROFR Offer at the ROFR Sale Price and on the same terms specified in the ROFR Seller’s Notice.

(c) A failure by the ROFR Non-Transferring Member to validly deliver a ROFR Acceptance Notice during the ROFR Period shall be deemed a rejection of the ROFR Offer and a waiver of the ROFR Non-Transferring Member’s right to purchase any portion of the ROFR Units.

(d) If the ROFR Non-Transferring Member does not elect to purchase all of the ROFR Units pursuant to this Section 5.02, then the ROFR Seller shall be free, for a period of sixty (60) days from the date of the expiration of the ROFR Period, to sell such ROFR Units to a third party (the “Proposed Transferee”) (x) at a price per Unit equal to or greater than the ROFR Price and upon terms no more favorable to the Proposed Transferee than those specified in the ROFR Seller’s Notice and (y) subject to the applicable terms and restrictions of this Agreement, including Article IV.

(e) Sales of the ROFR Units to be sold to the ROFR Non-Transferring Member pursuant to this Section 5.02 shall be made at the offices of the Company within sixty (60) days of the delivery of the final ROFR Acceptance Notice (or amended ROFR Acceptance Notice) for such sale, or on such other date as the parties may agree. Such sales shall be effected by the ROFR Seller’s delivery of the ROFR Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and securities laws), to the ROFR Non-Transferring Member, against payment to the ROFR Seller of the purchase consideration therefor by the ROFR Non-Transferring Member and on the terms and conditions specified in the ROFR Seller’s Notice.

ARTICLE VI.
INITIAL PUBLIC OFFERING

Section 6.01    Initial Public Offering.

(a) It is hereby acknowledged and agreed that it is the express intent of the Company and the Members to effect an Initial Public Offering as soon as reasonably practicable following the Closing Date, and each of the Members and the Company shall use commercially reasonable efforts to consummate an Initial Public Offering as soon as reasonably practicable following the Closing Date.

(b) Subject to compliance with the Partnership’s obligations under the Registration Rights Agreement, the Board will determine all matters related to the Initial Public Offering and the related registration process.

ARTICLE VII. CAPITAL CONTRIBUTIONS

Section 7.01    Initial Capital Contributions.

Prior to the date hereof, capital contributions totaling $1,000 were made to the Company and 1,000 Economic Units were issued in consideration therefor as set forth in Exhibit A. As of the date hereof, the Economic Members agree that the respective Capital Contributions of the Economic Members and Economic Units of the Economic Members are as set forth on Exhibit A.

Section 7.02    Additional Contributions.

No Member shall be obligated to make any additional Capital Contributions to the Company apart from those Capital Contributions specified in Section 7.01.

Section 7.03    Loans.

(a) The Company or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the Company or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Board may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s length basis, all as determined by the Board. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.03(a) and Section 7.03(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) No Group Member may lend funds to the Company or any of its Affiliates (other than another Group Member).

(c) Any Member may, subject to Section 9.04, loan funds to the Company. Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are approved in accordance with Section 9.04.

Section 7.04    Return of Contributions.

Except as expressly provided herein, no Economic Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Economic Member. An Economic Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Economic Member’s Capital Contributions.

Section 7.05    Capital Accounts.

A separate capital account (“Capital Account”) shall be established, determined and maintained for each Economic Member in accordance with the substantial economic effect test set forth in Treasury Regulation § 1.704-l(b)(2), which provides, in part, that a Capital Account shall be:

(a) increased by (i) the amount of money contributed by the Economic Member to the Company; (ii) the fair market value of any property contributed by the Economic Member to the Company (net of liabilities secured by such contributed property); and (iii) allocations to the Economic Member of the Company income and gain (or items thereof), including income and gain exempt from tax; and

(b) decreased by (i) the amount of money distributed to the Economic Member by the Company; (ii) the fair market value of any property distributed to the Economic Member by the Company (net of liabilities secured by such distributed property); (iii) allocations to the Economic Member of expenditures of the Company not deductible in computing its taxable income and not properly capitalized for federal income tax purposes; and (iv) allocations to the Economic Member of Company loss and deduction (or items thereof).

In the case of a termination of a an Economic Unit or an additional Capital Contribution by an existing or newly admitted Economic Member, the Capital Accounts of the Economic Members shall be adjusted as of the date of such termination or the date of the Capital Contribution, as the case may be.

ARTICLE VIII. DISTRIBUTIONS AND ALLOCATIONS

Section 8.01    Distributions.

(a) Except as otherwise provided in Section 16.03, within fifty (50) days following the end of each Quarter commencing with the Quarter ending on June 30, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VIII to all Economic Members simultaneously pro rata in accordance with each Economic Member’s Ownership Percentage (at the time the amounts of such distributions are determined).

(b) Each distribution in respect of an Economic Unit shall be paid by the Company only to the holder of record of such Economic Unit as of the record date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 8.02    Allocations.

After giving effect to the allocations set forth in Section 8.03, the Company shall allocate Profits and Losses for any Allocation Year among the Economic Members in accordance with the Economic Members’ Ownership Percentages.

Section 8.03    Special Allocations.

(a) If there is a net decrease in Company Minimum Gain during any Allocation Year, each Economic Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. This Section 8.03(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Year, any Economic Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 8.03(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In the event any Economic Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (A) the amount such Economic Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Economic Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Economic Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 8.03(c) shall be made only if and to the extent that such Economic Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.03(c) were not in this Agreement.

(d) In the event any Economic Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (A) the amount such Economic Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Economic Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Economic Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 8.03(d) shall be made only if and to the extent that such Economic Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made as if Section 8.03(c) and this Section 8.03(d) were not in this Agreement.

(e) Nonrecourse Deductions for any Allocation Year shall be allocated to the Economic Members pro rata in accordance with each Economic Member’s Ownership Percentage.

(f) Member Nonrecourse Deductions for any Allocation Year shall be allocated 100% to the Economic Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Economic Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Economic Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Economic Members in accordance with the ratios in which they share such economic risk of loss.

(g) For purposes of Treasury Regulation Section 1.752-3(a)(3), the Economic Members agree that Nonrecourse Liabilities of the Company shall be allocated to the Economic Members pro rata in accordance with each Economic Member’s Ownership Percentage.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Economic Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(i) Notwithstanding any other provision of this Section 8.03, the allocations set forth in Sections 8.03(a), (b), (c), (d), (e), (f) and (h) (the “Required Allocations”) shall be taken into account so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Economic Member pursuant to Sections 8.02 and 8.03, together, shall be equal to the net amount of such items that would have been allocated to each such Economic Member under Section 8.02 and Section 8.03 had the Required Allocations and this Section 8.03(i) not otherwise been provided in this Agreement. The Company may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.

(j) Items of income, gain, loss and deduction realized in any taxable year that includes a Dissolution Event shall be allocated in a manner that will cause, to the extent possible, the ratio of each Economic Member’s Capital Account to the sum of all Economic Members’ Capital Accounts to be equal to such Economic Member’s Ownership Percentage. Upon a Dissolution Event, if any property is distributed in kind, any unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously shall be allocated among the Economic Members as if there were a taxable disposition of that property for the fair market value of that property on the date of distribution.

(k) The allocations in Section 8.02, this Section 8.03 and Section 8.05, and the provisions of this Agreement relating to the maintenance of Capital Accounts, are included to ensure compliance with requirements of the federal income tax law (and any applicable state income tax laws). Such provisions are intended to comply with Treasury Regulations Sections 1.704-1 and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto. The Management Members shall cause appropriate modifications to be made if unanticipated events might otherwise cause this Agreement not to comply with such Treasury Regulations, so long as such modifications do not cause a material change in the relative economic benefit of the Economic Members under this Agreement.

Section 8.04    Section 704(c).

In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Economic Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; provided that the Company shall use the traditional method without curatives set forth in Treasury Regulation Section 1.704-3(b). Allocations pursuant to this Section 8.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Economic Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 8.05    Varying Interests.

All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Economic Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Economic Member’s Ownership Percentage, the Economic Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Economic Members’ varying Ownership Percentages.

Section 8.06    Withheld Taxes.

All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Economic Members shall be treated as amounts distributed to the Economic Members pursuant to this Article VIII for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Economic Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Economic Members with respect to which such amounts were withheld.

Section 8.07    Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.

ARTICLE IX. BOARD OF DIRECTORS

Section 9.01    Management by Board of Directors.

(a) The Board shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and no Member shall have any management power over the business and affairs of the Company.

(b) No Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 9.02    Board Composition.

(a)    General.

(i) The Board shall be composed of four (4) “Directors” (or such other number of directors as permitted in accordance with Section 9.02(d)) who shall be natural persons (together with each Alternate Director that acts as a Director from time to time as set forth in this Section 9.02, the “Directors” and each such person a “Director”). The Directors shall constitute “managers” of the Company within the meaning of the Delaware Act. A Director need not be a resident of the State of Delaware, a Member or an officer of the Company.

(ii) Notwithstanding the foregoing, no Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to a Director acting through the Board, and to such other committees of the Board, and officers and agents of the Company, as designated by the Board.

(iii) The Chairman of the Board shall be a Director and shall set the agenda for and preside at all meetings of the Board. The Parties will mutually agree on the initial Chairman of the Board. The Party whose Representative was not the initial Chairman will appoint the successor to the initial Chairman of the Board, subject to the other Party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. The rights to appoint the Chairman and approve such appointment as described above shall rotate between CERC and OGEH (or any other party to whom any such Management Member Transfers its rights to designate Representatives). The term of the initial Chairman of the Board shall end on the second anniversary of the Closing Date. Each successor Chairman of the Board shall serve for a two-year term.

(iv) Prior to the designation of the initial Chairman of the Board, CERC shall be entitled to designate a natural person to serve as interim Chairman of the Board (the “Interim Chairman”). The Interim Chairman shall have power and authority, among other things, to execute, for and on behalf of the Company and the Partnership Group, the Transaction Documents (as such term is defined in the Master Formation Agreement) and such other documents necessary or appropriate in connection therewith.

(b)    Designation of Directors; Alternate Directors.

(i) Representatives. Subject to Section 9.02(b)(i)(C), each Management Member shall be permitted to designate Directors, including Alternate Directors (each person so designated, a “Representative” and, collectively, the “Representatives”), as follows:

(A) CERC shall be entitled to designate two (2) natural persons to serve on the Board (any such Director designated by CERC, a “CERC Representative”) and two (2) natural persons to serve as Alternate Directors (any such person designated by CERC, a “CERC Alternate Director”). The initial CERC Representatives as of the Closing Date are set forth on Exhibit C.

(B) OGEH shall be entitled to designate two (2) natural person to serve on the Board (any such Director designated by OGEH, an “OGEH Representative”) and two (2) natural persons to serve as Alternate Directors (any such person designated by OGEH, an “OGEH Alternate Director,” and together with the CERC Alternate Directors, the “Alternate Directors”). The initial OGEH Representatives as of the Closing Date are set forth on Exhibit C.

(C) If any Management Member elects to Transfer its right to designate its Representatives in accordance with the terms of this Agreement (including the requirements set forth in Section 4.01(d), then (1) each Representative designated by such Management Member shall be automatically removed from all positions such individual holds with the Company without any further action as of the close of business on the date of such Transfer, (2) each vacancy in the Board shall be filled by the Transferee of such Transfer, (3) such Management Member shall no longer be permitted to designate Representatives pursuant to this Agreement and (4) the Transferee of such Transfer shall become entitled to designate Representatives under this Agreement as of the close of business on the date of Transfer.

(ii) Other Directors. Each Independent Director and each Conflicts Committee Independent Director shall be designated by unanimous vote of the Management Members.

For the avoidance of doubt, assuming they meet the requisite standards, Independent Directors can also serve as Conflicts Committee Independent Directors.

(iii) Alternate Directors. Alternate Directors shall be entitled to receive notice of and attend meetings of the Board; provided that such attendance shall be only in an observer capacity unless a particular Alternate Director is serving in place of a Management Member’s designated Director. An Alternate Director may, without prior notice to the Company or any other Member, in the sole discretion of the Management Member that designated such Alternate Director, serve in place of any Management Member’s designated Director at any meeting of the Board or in connection with any action or approval of the Board, and the presence of such Alternate Director shall be the equivalent of the presence of a designated Director for all purposes under this Agreement. When serving in such capacity as a Director, each Alternate Director shall be entitled to all of the rights and obligations of a Director as set forth in this Agreement.

(c)    Removal; Resignation; Vacancies.

(i) Each Representative may be removed and replaced, with or without cause, at any time by the Management Member that designated him or her, in such Management Member’s sole discretion, but may not be removed or replaced by any other means, except as set forth in Section 9.02(b)(i)(C). A Management Member who removes its Representative shall promptly notify the other Management Members of the removal and the name of its replacement Representative. Each Independent Director may be removed and replaced, with or without cause, at any time by unanimous vote of the Management Members.

(ii) A Director may resign at any time, such resignation to be made in writing and to take effect immediately or on such later date as may be specified therein.

(iii) If any Representative designated by a Management Member shall cease to serve as a Director for any reason, the vacancy resulting thereby shall be filled by another individual to be designated by that Management Member; provided that such Management Member would, at such time, otherwise be permitted to designate a Representative pursuant to Section 9.02(b). If any other Director shall cease to serve as a Director for any reason, the vacancy resulting thereby will be filled by another Director designated in accordance with Section 9.02(b)(ii).

(d) Changes in Size. The number of Directors constituting the full Board may be increased or decreased from time to time by unanimous vote of the Management Members; provided, however, that, for so long as two Management Members are permitted to designate Representatives in accordance with Section 9.02(b), the Management Members shall have an equal number of Representatives. In connection with the Initial Public Offering, the Management Members shall increase the number of Directors constituting the full Board and take all actions necessary to designate and maintain (i) the Independent Directors required by the listing standards of the New York Stock Exchange or any national securities exchange selected for the listing of the limited partner interests or other Equity Interests of the Partnership and (ii) the Conflicts Committee Independent Directors required under the Partnership Agreement; provided, however, that if at any time the Board does not include the requisite number of Independent Directors and/or Conflicts Committee Independent Directors, the Board shall still have all powers and authority granted to it hereunder, but the Management Members shall endeavor to appoint one or more additional Independent Directors and/or Conflicts Committee Independent Directors pursuant to Section 9.02(b)(ii) as necessary to come into compliance with this Section 9.02(d).

Section 9.03    Board Meetings; Quorum.

(a) The Board shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board), with the participation of such officers of the Company as such Representative may request. Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be determined by the Board), shall be called at the direction of any one Director. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not properly called or convened. The reasonable costs and expenses incurred by the Directors and Alternate Directors in connection with any meeting of the Board shall be borne and paid by the Company (and any Director and Alternate Director may obtain reimbursement from the Company for any such reasonably documented costs and expenses).

(b) During the Restricted Period, the presence of all Directors, present in person or participating in accordance with Section 9.07, shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board. After the Restricted Period, as long as one CERC Representative and one OGEH Representative are present, the presence of a majority of all the Directors, whether in person or participating in accordance with Section 9.07, shall be necessary and sufficient to constitute a quorum.

Section 9.04    Board Voting.

(a) General; Majority Voting. Each Director shall be entitled to one vote. On all matters requiring the vote or action of the Board, any action undertaken by the Board must be authorized by the affirmative vote of at least a majority of Directors. For the avoidance of doubt, Alternate Directors that are present at a meeting of the Board solely in an observer capacity shall not be entitled to vote.

(b) Actions Requiring Approval of the Board. In addition to such other matters as the Board may from time to time by resolution in accordance with Section 9.04(a) determine, and except for such actions as the Board may from time to time in accordance with Section 9.04(a) delegate to the officers of the Company that may be taken without approval of the Board, the Company shall not, and shall cause the Group Members not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member to, effect any non-ministerial action, including the following actions:

(i)    approve the Annual Budget;

(ii)    incur capital expenditures in excess of the amounts contemplated by the Annual Budget;

(iii)    enter into, modify or terminate a Material Contract;

(iv) prior to the IPO Date, approve any transaction between any Group Member, on the one hand, and the Company or any Member or any of its Affiliates (other than any member of the Partnership Group) or any officer, director or employee of any Member or any of its Affiliates (other than any Group Member), on the other hand (each, a “Related Party Transaction”);

(v) transfer an asset (other than working capital) to a Person other than a Group Member outside the ordinary course of business;

(vi) merge, consolidate or convert with or into any other Person (other than a wholly owned Subsidiary of the Partnership into another wholly owned Subsidiary of the Partnership), or engage in any recapitalization, restructuring or reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

(vii) alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document or change the form of organization of any Group Member; or

(viii) engage, participate or invest, directly or indirectly, in any new line of business.

(c)    Board Deadlock.

(i) In the event that the Board is unable to obtain the requisite vote under Section 9.04(a) for the approval of any matter (such event, a “Deadlock”), either Management Member may give the other Management Member notice (a “Deadlock Notice”) of such matter that has not been approved. Within five days after receipt of the Deadlock Notice, the receiving Management Member shall submit to the other Management Member a written response (a “Dispute Response”). The Dispute Notice and the Dispute Response shall each include (A) a statement setting forth the position of the Management Member giving the notice and a summary of arguments supporting such position and (B) the name and title of a senior representative of such Management Member who has authority to settle the Deadlock. Within five days of the delivery of the Dispute Response, the senior representatives of both Management Members shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to the resolve the Deadlock.

(ii) If such Deadlock has not been resolved within 30 days following delivery of the Dispute Response, then each Management Member agrees to have its Chief Executive Officer meet or communicate by telephone with the Chief Executive Officer of the other Management Member at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to resolve the Deadlock.

(iii) If such Deadlock is not resolved within 60 days of delivery of the Deadlock Response, (A) prior to the IPO Date, either Management Member may require such Deadlock to be submitted to nonbinding mediation in Houston, Texas, before an impartial mediator acceptable to both Management Members and with senior representatives of both Members who have authority to settle the Deadlock in attendance, or (B) on or after the IPO Date, such Deadlock shall be resolved by the affirmative vote of a majority of the Independent Directors on the Board.

(iv) Notwithstanding anything herein to the contrary, until a Deadlock is resolved, each Management Member agrees to continue to perform its obligations under this Agreement and to cause its Representatives to continue to perform their obligations under this Agreement. In the event a Deadlock exists with respect to any Annual Budget, then, until such time as such Deadlock is resolved, the Annual Budget for such calendar year shall be based on the corresponding portions of the Annual Budget for the preceding calendar year (excluding any unusual or extraordinary revenues, expenses or capital expenditures that occurred during such prior calendar year), together with any additional amounts to the extent necessary, when combined with amounts authorized to be spent in such last Annual Budget, to meet the Partnership’s existing commitments and obligations and to conduct and maintain the Partnership’s operations and properties in the ordinary course of business. With respect to non-recurring amounts and capital expenditures, if any, for which there is no corresponding portion of the Annual Budget for the preceding calendar year, only budgeted amounts directed or approved by the Board of Directors on a case by case basis shall be utilized.

(d)    Related Party Transactions. After the IPO Date, any Related Party Transactions shall be approved in accordance with the applicable provisions of the Partnership Agreement.

Section 9.05 Notice.

Written notice of all regular meetings of the Board shall be given to all Directors and Alternate Directors at least 10 days prior to the regular meeting of the Board and one Business Day prior to any special meeting of the Board. All notices and other communications to be given to Directors and Alternate Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, delivered by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number as such Director and Alternate Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting. Notwithstanding anything in the foregoing to the contrary, the failure to give notice or documents or other information to an Alternate Director that is acting solely in an observer capacity shall not affect the validity of any action taken by the Board.

Section 9.06 Action by Written Consent of Board.

To the extent permitted by applicable law, the Board may act without a meeting, without notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all Directors (which, for the avoidance of doubt, need not include the consent of any Alternate Directors unless a particular Alternate Director is serving in place of a Management Member’s designated Director). All actions taken by the Board in the form of a written consent shall be distributed to each Director and Alternate Director promptly upon the taking of such action.

Section 9.07    Conference Telephone Meetings.

Directors and Alternate Directors may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 9.08    Minutes.

All decisions and resolutions of the Board shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board shall be kept at the principal office of the Company.

Section 9.09    Committees.

(a) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by applicable law. CERC and OGEH shall appoint an equal number of Directors to any such committee (except for the Audit Committee and the Conflicts Committee).

(b) A majority of the members of any committee, present in person or participating in accordance with Section 9.07, shall constitute a quorum for the transaction of business of such committee. Except as otherwise required by law or the Partnership Agreement, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(c) A majority of the members of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 9.05. Subject to Section 9.09(a), the Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

(d)    After the IPO Date:

(i) The Board shall have an audit committee (the “Audit Committee”) made up of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the limited partner interests or other Equity Interest are listed (each, an “Audit Committee Independent Director”). The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.

(ii) The Board shall have a conflicts committee (the “Conflicts Committee”) made up of at least two Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

ARTICLE X. OFFICERS

Section 10.01 Elected Officers.

The executive officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be such officers (including, without limitation, a Chief Executive Officer, a Secretary, a Treasurer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents), as the Board from time to time may deem proper. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article X. Such officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

Section 10.02 Term of Office.

Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 10.07.

Section 10.03 Chief Executive Officer.

The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office which may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Management Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect.

Section 10.04 Vice Presidents.

Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board.

Section 10.05 Treasurer.

(a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b) Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer, and in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

Section 10.06 Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Management Members. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 10.07 Removal.

Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board whenever, in its judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 10.08 Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE XI.
BUDGET

Section 11.01 Budget.

The initial budget (the “Initial Budget”) for the Partnership and its Subsidiaries was previously agreed pursuant to that certain Letter Agreement regarding Initial Budget, dated as of March 14, 2013, and covers the period from January 1, 2013 through December 31, 2013 and sets forth reasonable line item detail regarding anticipated expenditures, including: (i) estimated operating expenditures; (ii) estimated capital expenditures; (iii) the proposed financing plans for such expenditures; and (iv) such other items as are set forth therein, and such Initial Budget is deemed to be constructively attached to this Agreement and incorporated herein by reference. At such reasonable time prior to the expiration of the Initial Budget, and each year thereafter, the Board shall cause to be prepared the Annual Budget, which Annual Budget will be presented to the Board for approval in accordance with Section 9.04(b)(i). The Board of Directors shall cause the Annual Budget to be prepared and approved for distribution to the Management Members by October 31st, and finally approved by November 30th, for each calendar year during the term of this Agreement. If the Budget is not approved by the Board of Directors prior to the date when such Budget is to become effective, a Deadlock subject to the procedures set forth in Section
9.04(c) will be deemed to exist.

ARTICLE XII. MANAGEMENT MEMBER MEETINGS

Section 12.01 Meetings.

Subject to the provisions of this Agreement, including Section 9.01, any actions of the Management Members required to be taken hereunder shall be taken in the manner provided in this Article XII. Meetings of Management Members shall be called by the Board. The Board may designate any place as the place of meeting for any meeting of the Management Members.

Section 12.02 Notice of a Meeting.

Written notice of meetings of the Management Members shall be given to all Management Members at least ten (10) days prior to the meeting. All notices and other communications to be given to Management Members shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, delivered by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number as such Management Member shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any meeting of the Management Members need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Management Members are present or if those not present waive notice of the meeting either before or after such meeting. Attendance of a Management Member at a meeting shall constitute a waiver of notice of such meeting, except where a Management Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 12.03 Quorum; Voting Requirement.

(a)    The presence, in person or by proxy or participating in accordance with Section 12.05, of a Majority Interest shall constitute a quorum for the transaction of business by the Management Members. Unless otherwise provided by the Delaware Act, the affirmative vote of a Majority Interest present at a meeting at which a quorum is present shall constitute a valid decision of the Management Members.

(b) Except as provided in Section 17.02, on and after the IPO Date, without first receiving the unanimous vote of the Management Members, the Company shall not, and shall cause the Group Members not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member to, effect any of the following actions:

(i) alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document if any such alteration, repeal, amendment or adoption would have a material adverse effect on the rights or preferences of any Member, partner, stockholder or any other holder of Equity Interests of the Company or any of the Group Members, as applicable;

(ii) merge, consolidate or convert with or into any other Person (other than a wholly owned Subsidiary of the Partnership into another wholly owned Subsidiary of the Partnership);

(iii) sell, lease, transfer, pledge or otherwise dispose of all or substantially all of the properties and assets of the Company and the Group Members, taken as a whole, in a single transaction or a series of related transactions (other than to a wholly owned Subsidiary of the Company);

(iv)    change the classification of the Company or any Group Member for United
States federal income tax purposes;

(v)    voluntarily liquidate, wind-up or dissolve the Company or the Partnership; or

(vi) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or any Group Member, or otherwise seek, with respect to the Company or any Group Member, relief from debts or protection from creditors generally.

Section 12.04 Action by Consent of Members.

Any action that may be taken at a meeting of the Management Members may be taken without a meeting if an approval in writing setting forth such action is signed by Management Members holding all of the outstanding Management Units.

Section 12.05 Conference Telephone Meetings.

Management Members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

ARTICLE XIII.
EXCULPATION AND INDEMNIFICATION; DUTIES

Section 13.01 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non- appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided further, no indemnification pursuant to this Section 13.01 shall be available to the Members or their Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Master Formation Agreement (other than obligations incurred by such Member on behalf of the Company). Any indemnification pursuant to this Section 13.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 13.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 13.01, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 13.01.

(c) The indemnification provided by this Section 13.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of a Majority Interest or of the Board, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 13.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 13.01(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 13.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 13.01 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) Any amendment, modification or repeal of this Section 13.01 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 13.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 13.01(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 13.01 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 13.02 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in the Membership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Indemnitee.

(c) Any amendment, modification or repeal of this Section 13.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 13.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 13.03 Other Matters Concerning the Directors

(a) The Directors may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by the Directors, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Directors reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Section 13.04 Corporate Opportunities.

(a) Except as otherwise provided in the Omnibus Agreement or any other agreement or contract to which the Company or any Group Member is a party, (i) each Member, Director and officer of the Company and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company or any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Group Member or any Member, and (ii) neither of the Company, any Member or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the business relationship established hereby in any business ventures of any Member, Director or officer of the Company and their respective Affiliates.

(b) Notwithstanding anything in this Agreement to the contrary, the Members hereby agree that the doctrine of corporate opportunity shall not apply to Directors and officers of the Company.

Section 13.05 Duties.

(a) Whenever a Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as a Member, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then such Member or its Affiliates causing it to do so shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or Director, and the Member, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, it being the intent of all Members that such Member or any such Affiliate, in its capacity as a Member, shall have the right to make such determination solely on the basis of its own interests.

(b) Subject to, and as limited by the provisions of this Agreement, the officers of the Company, the Members and the Directors, in the performance of their duties as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable law, owe any duties (including fiduciary duties) as an officer, Member or Director of the Company, notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each officer of the Company, Member and Director shall act in accordance with the implied contractual covenant of good faith and fair dealing. In furtherance of the foregoing to the fullest extent permitted by the Delaware Act, a Representative, in performing his duties and obligations as a Director under this Agreement, shall (i) owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than the Management Member designating such Representative) or the other Directors, and (ii) be entitled to act or omit to act at the direction of the Management Member that designated such Representative, considering only such factors, including the separate interests of the Management Member, as such Representative or Member chooses to consider, and any action of a Representative or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the Representative or Management Member designating such Representative, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Delaware Act or any other applicable law) on the part of such Representative or Member to the Company or any other Representative or Member of the Company. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(c) The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of an officer of the Company or a Member or Director otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of such officer, Member or Director. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement, and no Representative would be willing to so serve on the Board, in the absence of this Section 13.05, and (ii) they have reviewed and understand the provisions of Section 18-1101(b) and (c) of the Delaware Act.

(d) Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing, the requirement not to waste Company assets or otherwise relieve or discharge any Representative or Member from liability to the Company or the Members on account of any fraudulent or intentional misconduct of such Representative or Member.

ARTICLE XIV.
TAXES

Section 14.01 Tax Returns.

The Board shall prepare and timely file or cause to be prepared and filed (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

Section 14.02 Tax Elections.

(a)	The Company shall make the following elections on the appropriate tax returns: (i) to adopt as the Company’s taxable year the calendar year;

(ii)    to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a transfer of an Economic Unit as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and

(iv)    any other election the Board may deem appropriate.

(b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 14.03 Tax Matters Member.

(a)    OGEH shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the 15th Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

(b) Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of any Member without first obtaining the consent of such Member. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code in respect of the term “partnership item”) shall notify the other Members of such settlement agreement and its terms within ninety (90) days from the date of the settlement.

(d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is intending to file such petition on behalf of the Company, such notice shall be given to each other Member ninety (90) days prior to filing and the Tax Matters Member shall obtain the consent of the other Members to the forum in which such petition will be filed prior to filing, which consent shall not be unreasonably withheld or delayed.

(e)    If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE XV.
BOOKS, RECORDS, REPORTS, BANK ACCOUNTS, AND BUDGETS

Section 15.01 Maintenance of Books.

(a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Management Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Certified Public Accountants at the end of each calendar year.

Section 15.02 Reports.

(a) As soon as practicable, but in no event later than ninety (90) days after the close of each fiscal year of the Company, the Board shall cause to be mailed or made available, by any reasonable means, to each holder of record of a Unit as of a date selected by the Board, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board.

(b) As soon as practicable, but in no event later than forty-five (45) days after the close of each Quarter except the last Quarter of each fiscal year, the Board shall cause to be mailed or made available, by any reasonable means to each holder of record of a Unit, as of a date selected by the Board, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law or as the Board determines to be necessary or appropriate.

(c) With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member such federal, state and local income tax returns and such other accounting, tax information and schedules (including any information necessary for unrelated business taxable income calculations by any Member) as shall be necessary for the preparation by each Member on or before July 15 following the end of each calendar year of its income tax return with respect to such year, provided, however, that the Board shall also cause the Company to prepare and deliver, or cause to be prepared and delivered, at any time, such other information with respect to Taxes as is reasonably requested by a Member at the cost of such Member.

Section 15.03 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XVI.
DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 16.01 Dissolution.

The Company shall dissolve, and its affairs shall be wound up, upon:

(a) an election to dissolve the Company by (i) the unanimous consent of the Board, if on or before the IPO Date, or (ii) the affirmative vote of a Majority Interest, if after the IPO Date;

(b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(c) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 16.02 Liquidator.

Upon dissolution of the Company, the Board shall select one or more Persons to act as liquidator of the Company (the “Liquidator”). The Liquidator (if other than the Board) shall be entitled to receive such compensation for its services as may be approved by the Board. Except as expressly provided in this Article XVI, the Liquidator selected in the manner provided herein shall have and may exercise, without further authorization or consent of any of the Members, all of the powers conferred upon the Board under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on transferring assets set forth in Section 9.04(c)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 16.03 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Economic Members on such terms as the Liquidator and such Economic Member or Economic Members may agree; provided, however, that any General Partner Interest (as defined in the Partnership Agreement) and any Management Units (as defined in the Limited Liability Company Agreement of Enogex Holdings II LLC) shall be distributed pro rata to the Management Members based on their Ownership Percentages. If any other property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 16.03(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity and amounts to Economic Members otherwise than in respect of their distribution rights under Article VIII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Except as otherwise provided in Section 16.03(a), all property and all cash in excess of that required to discharge liabilities as provided in Section 16.03(b) shall be distributed to the Economic Members in accordance with the Economic Member’s positive Capital Account balances.

Section 16.04 Certificate of Cancellation of Formation.

Upon the completion of the distribution of Company cash and property as provided in Section 16.03 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 16.05 Return of Contributions.

It is expressly understood that the return of any Capital Contributions of the Economic Members shall be made solely from Company assets.

Section 16.06 Waiver of Partition.

To the maximum extent permitted by law, each Economic Member hereby waives any right to partition of the Company property.

Section 16.07 Capital Account Restoration.

No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XVII. GENERAL PROVISIONS

Section 17.01 Offset.

Whenever the Company is to pay any sum to any Economic Member, including distributions pursuant to Article VIII, any amounts that Economic Member owes the Company, as determined by the Board, may be deducted from that sum before payment.

Section 17.02 Amendment.

(a) Except as provided in Section 17.02(b), this Agreement shall not be altered modified or changed except by an amendment approved by each Management Member.

(b) The Board may make any amendment to this Agreement and Exhibit A as necessary to reflect any issuance of additional Membership Interests or other Equity Interests, as provided in Section 3.01 or any redemption or purchase of Membership Interests or other Equity Interests.

Section 17.03 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or other materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to such Member at the address set forth on Exhibit A.

(b) If a Member shall consent to receiving notices, demands, requests, reports or other materials via electronic mail, any such notice, demand, request, report or other materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 17.03 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.

(c) Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.03. The Company may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

(d) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 17.04 Further Action.

The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 17.05 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 17.06 Integration.

Except for agreements with Affiliates of the Company, this Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 17.07 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 17.08 Waivers.

No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 17.09 Third-Party Beneficiaries.

Each Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 17.10 Counterparts.

This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), all of which together shall constitute an agreement binding on all the Parties, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 17.11 Applicable Law, Forum, Venue, and Jurisdiction.

(a)    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)    Each of the Parties:

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among the Parties, or the rights or powers of, or restrictions on, the Parties or the Company), (B) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company, or owed by the Company, to the Parties, (C) asserting a claim arising pursuant to any provision of the Delaware Act or (D) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 17.12 Invalidity of Provisions.

If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MEMBERS:

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ Gary L. Whitlock
Name:	Gary L. Whitlock
Title:	Executive Vice President and Chief Financial Officer

OGE ENOGEX HOLDINGS LLC

By:	OGE Energy Corp., its Sole Member

By:	/s/ Sean Trauschke
Name:	Sean Trauschke
Title:	Vice President and Chief Financial Officer

[Signature Page to Second Amended and
Restated Enable GP, LLC Agreement]

EXHIBIT A

Economic Units

		Capital
	Capital	Account	Economic	Ownership
Member	Contribution	Balance	Units	Percentage
CenterPoint Energy Resources Corp	$400.00	$400.00	400	40%
OGE Enogex Holdings LLC	600.00	600.00	600	60%
Total:	$1,000.00	$1,000.00	1,000	100%

Members ’ Address for Notice:

CenterPoint Energy Resources Corp.:

CenterPoint Energy Resources Corp.
1111 Louisiana Street
Houston, TX 77002
Attention: Chief Executive Officer
Fax: 713.207.9680

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:	J. David Kirkland
Gerald M. Spedale
Fax: 713.229.1522

OGE Enogex Holdings LLC:

OGE Enogex Holdings LLC
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
Attention:	Sean Trauschke
Fax: 405.553.3760

with a copy, which shall not constitute notice, to:

Jones Day
77 West Wacker
Chicago, Illinois 60601-1692
Attention:	Peter Clarke
Fax: 312.782.8585

Exhibit A

EXHIBIT B

Management Units

	Management	Ownership
Management Member	Units	Percentage
CenterPoint Energy Resources Corp	500	50%
OGE Enogex Holdings LLC	500	50%
Total:	1,000	100%

Members ’ Address for Notice:

CenterPoint Energy Resources Corp.:

CenterPoint Energy Resources Corp.
1111 Louisiana Street
Houston, TX 77002
Attention: Chief Executive Officer
Fax: 713.207.9680

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:	J. David Kirkland
Gerald M. Spedale
Fax: 713.229.1522

OGE Enogex Holdings LLC:

OGE Enogex Holdings LLC
321 North Harvey
P.O. Box 321
Oklahoma City, Oklahoma 73101-0321
Attention:	Sean Trauschke
Fax: 405.553.3760

with a copy, which shall not constitute notice, to:

Jones Day
77 West Wacker
Chicago, Illinois 60601-1692
Attention:	Peter Clarke
Fax: 312.782.8585

Exhibit B

EXHIBIT C

Representatives

CERC:
David McClanahan
Gary Whitlock

OGEH:
Pete Delaney
Sean Trauschke

FIRST AMENDMENT TO THE
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
ENABLE GP, LLC
(a Delaware Limited Liability Company)
THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ENABLE GP, LLC (this “Amendment”) is made and entered into as of April 16, 2014, by CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), and OGE Enogex Holdings LLC, a Delaware limited liability company (together with CERC, the “Management Members” or “Parties”).
W I T N E S S E T H:
WHEREAS, Enable GP, LLC, a Delaware limited liability company (the “Company”), has been formed pursuant to that certain Certificate of Formation, filed with the Secretary of State of the State of Delaware on April 30, 2013; and
WHEREAS, the Management Members entered into that certain Second Amended and Restated Limited Liability Company Agreement, dated as of July 30, 2013 (the “Agreement”); and
WHEREAS, pursuant to Section 17.02, the Agreement may not be altered, modified or changed except by an amendment approved by each Management Member; and
WHEREAS, the Management Members desire to amend the Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Management Members agree as follows:
1.    Section 1.01 is hereby amended to add each of the following definitions in its proper alphabetical position:
“Chairman” has the meaning given such term in Section 9.02(a)(iii).
“Midstream Operations” means (A) the gathering, compression, treatment, processing, blending, transportation, storage, isomerization or fractionation of (i) hydrocarbons, (ii) their associated production water and enhanced recovery materials (such as carbon dioxide), or (iii) their respective constituents and other products (including methane, natural gas liquids (Y-grade, ethane, propane, normal butane, isobutane and natural gasoline), condensate, and refined products and distillates (including gasoline, refined product blendstocks, olefins, naphtha, aviation fuels, diesel, heating oil, kerosene, jet fuels, fuel oil, residual fuel oil, heavy oil, bunker fuel, cokes and asphalts)), or (B) any operation relating or incidental to any of the foregoing activities.
2.    The reference to Section 3.06(b)(v) appearing in the definition of “Member’s Owners” in Section 1.01 is hereby replaced with a reference to Section 3.06(g).
3.    The reference to Section 3.01(d) appearing in Section 3.01(f) is hereby replaced with a reference to Section 3.01(e).
4.    Section 3.03 is hereby replaced in its entirety with:
No Member shall have any right to withdraw from the Company; provided, however, that when a Transferee becomes registered on the books and records of the Company as the Member with respect to the Membership Interest so Transferred, the transferring Member shall cease to be a Member with respect to the Membership Interest so Transferred.
5.    Section 9.02(a)(iii) is hereby replaced in its entirety with:
The Chairman of the Board shall be a Director (the “Chairman”) and shall set the agenda for and preside at all meetings of the Board. Peter B. Delaney shall serve as the initial Chairman, effective May 1, 2014. CERC will appoint the successor to the initial Chairman, subject to the approval of OGEH, which approval shall not be unreasonably withheld, conditioned or delayed. The rights to appoint the Chairman and approve such appointment as described above shall rotate between CERC and OGEH (or any other party to whom any such Management Member Transfers its rights to designate Representatives). The term of the initial Chairman shall end on the second anniversary of the Closing Date. Each successor Chairman shall serve for a two-year term.
6.    Section 9.02(a)(iv) is hereby replaced in its entirety with:
Prior to the effective date of the appointment of the initial Chairman of the Board, CERC shall be entitled to designate a natural person to serve as interim Chairman of the Board (the “Interim Chairman”). The Interim Chairman shall have power and authority, among other things, to execute, for and on behalf of the Company and the Partnership Group, the Transaction Documents (as such term is defined in the Master Formation Agreement) and such other documents necessary or appropriate in connection therewith.
7.    Section 9.02(b)(ii) is hereby replaced in its entirety with:
Other Directors. Any Director (other than a Representative), including each Independent Director and each Conflicts Committee Independent Director, shall be designated by unanimous vote of the Management Members. For the avoidance of doubt, assuming they meet the requisite standards, Independent Directors can also serve as Conflicts Committee Independent Directors.

8.    Section 9.02(c)(i) is hereby replaced in its entirety with:
Each Representative may be removed and replaced, with or without cause, at any time by the Management Member that designated him or her, in such Management Member’s sole discretion, but may not be removed or replaced by any other means, except as set forth in Section 9.02(b)(i)(C). A Management Member who removes its Representative shall promptly notify the other Management Members of the removal and the name of its replacement Representative. Any Director that is not a Representative may be removed and replaced, with or without cause, at any time by unanimous vote of the Management Members.
9.    Section 9.04(b) is hereby replaced in its entirety with:
Actions Requiring Approval of the Board. Except for such actions as the Board may from time to time in accordance with Section 10.01 delegate to the officers of the Company that may be taken without approval of the Board, the Company shall not, and shall cause the Group Members not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member to, effect any non-ministerial action, including the following actions, without first receiving authorization by the affirmative vote of at least a majority of the Directors, subject to Section 12.03(b):
(i)    approve the Annual Budget;
(ii)    incur capital expenditures in excess of the amounts contemplated by the Annual Budget;
(iii)    enter into, modify or terminate a Material Contract;
(iv)    prior to the IPO Date, approve any transaction between any Group Member, on the one hand, and the Company or any Member or any of its Affiliates (other than any member of the Partnership Group) or any officer, director or employee of any Member or any of its Affiliates (other than any Group Member), on the other hand (each, a “Related Party Transaction”);
(v)    transfer an asset (other than working capital) to a Person other than a Group Member outside the ordinary course of business;
(vi)    merge, consolidate or convert with or into any other Person (other than a wholly owned Subsidiary of the Partnership into another wholly owned Subsidiary of the Partnership), or engage in any recapitalization, restructuring or reorganization, or enter into a letter of intent or agreement in principle with respect thereto;
(vii)    alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document or change the form of organization of any Group Member;
(viii)    elect or remove a Company officer; or
(ix)    engage, participate or invest, directly or indirectly, in any new line of business.
10.    Section 9.09(d) is hereby replaced in its entirety with:
(i)    Subject to the phase-in period permitted by applicable rules and regulations, the Board shall have an audit committee (the “Audit Committee”) made up of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the limited partner interests or other Equity Interest are listed (each, an “Audit Committee Independent Director”). As of the IPO Date, the Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. Subject to the phase-in period permitted by applicable rules and regulations, each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.
(ii)    Within 90 days of the IPO Date, the Board shall have a conflicts committee (the “Conflicts Committee”) made up of at least two Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.
11.    Section 10.01 is hereby replaced in its entirety with:
The officers of the Company shall be such officers (including, without limitation, a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents), as the Board from time to time may deem proper. All officers of the Company shall be elected by the Board, subject to Section 12.03(b). All officers shall each have such powers and duties as generally pertain to their respective offices, as shall be provided in this Agreement or as may be prescribed by the Board or a committee thereof.

12.    The reference to Section 10.07 appearing in Section 10.02 is hereby replaced with a reference to Section 10.08.
13.    A new Section 10.04 entitled “Chief Financial Officer” is hereby added immediately following Section 10.03, and the remaining sections of Article X are hereby renumbered accordingly. The text of new Section 10.04 is as follows:
The Chief Financial Officer shall be responsible generally for the financial affairs of the Company and shall perform all duties incidental to such person’s office which may be required by law and all other duties as are required by him of the Board or the Chief Executive Officer.
14.    Section 10.08 (after the numbering referred to Section 13 hereof), is hereby replaced in its entirety with:
Subject to Section 12.03(b), any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board whenever, in its judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
15.    Section 10.09 (after the numbering referred to Section 13 hereof), is hereby replaced in its entirety with:
Subject to Section 12.03(b), a newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.
16.    Section 12.03(b) is hereby replaced in its entirety with:
Except as provided in Section 17.02, on and after the IPO Date, without first receiving the unanimous vote of the Management Members, the Company shall not, and shall cause the Group Members not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member to, effect any of the following actions:
(i)    alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document;
(ii)    merge, consolidate or convert with or into any other Person (other than a wholly owned subsidiary of the Partnership into another wholly owned subsidiary of the Partnership);

(iii)    elect or remove the Chief Executive Officer of the Company or the Chief Financial Officer of the Company;
(iv)    sell, lease, transfer, pledge or otherwise dispose of properties and assets of the Company and the Group Members with a net book value or sale proceeds in excess of $750 million, taken as a whole, in a single transaction or a series of related transactions (other than to a wholly owned subsidiary of the Company);
(v)    change the classification of the Company or any Group Member for United States federal income tax purposes;
(vi)    engage, participate or invest, directly or indirectly, in any new line of business, other than any business that (A) involves Midstream Operations as its primary function and (B) would not cause the Partnership to be taxed as a corporation for federal income tax purposes;
(vii)    engage, participate or invest, directly or indirectly, in any business or activity outside of the United States;
(viii)    voluntarily liquidate, wind-up or dissolve the Company or the Partnership; or
(ix)    file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or any Group Member, or otherwise seek, with respect to the Company or any Group Member, relief from debts or protection from creditors generally.
17.    The address of Jones Day appearing in Exhibit B is hereby replaced in its entirety with:
Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention:    Jeff Schlegel
Fax:        832.239.3600
18.    All other terms and conditions of the Agreement remain unchanged and in full force and effect.
19.    This Amendment may be executed in counterparts (including by facsimile or other electronic transmission), all of which together shall constitute an agreement binding on all the Parties, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Amendment immediately upon affixing its signature hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MEMBERS:

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ Gary L. Whitlock
Name:	Gary L. Whitlock
Title:	Executive Vice President and Chief Financial Officer

OGE ENOGEX HOLDINGS LLC

By:	OGE Energy Corp., its Sole Member

By:	/s/ Sean Trauschke
Name:	Sean Trauschke
Title:	Vice President and Chief Financial Officer